UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K /A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): May 25, 2011

Amarantus BioSciences, Inc.
(Exact Name of Registrant as Specified in Charter)
Delaware	333-148922	26-0690857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

675 Almanor Ave., Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 737-2734

Jumpkicks, Inc. 632 Marsh Creek Court, Henderson, Nevada 89002
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

AMARANTUS BIOSCIENCES, INC.

Item 1.01.                           Entry into a Material Definitive Agreement

The Merger

On May 25, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Amarantus Therapeutics, Inc., a privately held Delaware corporation (“Amarantus”), and JKIK Acquisition Corp. (“Acquisition Sub”), our newly formed wholly-owned Delaware subsidiary. In connection with the closing of this merger transaction, Amarantus merged with and into Acquisition Sub (the “Merger”) on May 25, 2011, with the filing of articles of merger with the Delaware Secretary of State.

In addition, pursuant to the terms and conditions of the Merger Agreement:

• Each share of Amarantus common stock and each share of Amarantus preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive a pro-rata portion of a total of 1,820,000 shares of our common stock. As a result, the shareholders of Amarantus received 1,820,000 newly issued shares of our common stock.

• Our board of directors was reconstituted to consist of Martin D. Cleary, Chairman, together with Dr. John W. Commissiong, Gerald E. Commissiong, Arnold T. Grisham, Robert L. Harris, and Eugene Mancino, who prior to the Merger were the directors of Amarantus.

• Our sole officer and director immediately prior to the Merger, Richard Douglas, resigned from the board and from all offices.

• Our board appointed Martin D. Cleary as our Chief Executive Officer, Dr. John Commissiong as our Chief Scientific Officer, Gerald E. Commissiong as our Chief Operating Officer, and Mar c E.  Faerber as our Chief Financial Officer, Treasurer, and Secretary.

• In connection with the Merger, our former sole officer and director immediately prior to the Merger, Richard Douglas, received a transfer of all assets and agreed to assume all liabilities related to our pre-merger business.

• Following the closing of the merger, Mr. Douglas canceled and returned all 10,000,000 shares of his common stock.

• Following the closing of the merger, in a separate transaction, we authorized a forward split of 25 shares for each share of our common stock issued and outstanding at the time of the split.

• Following the closing of the merger, our board of directors and shareholders approved a change in the name of the company to “Amarantus BioSciences, Inc.”

• As a result, following these events, there were 67,000,000 shares of our common stock issued and outstanding.

• In connection with the Merger, we adopted Amarantus’ 2008 Stock Plan and confirmed all options issued thereunder.  In addition, we adopted and assumed certain convertible notes and warrants issued by Amarantus prior to the Merger.

• Amarantus provided customary representations and warranties and complied with standard closing conditions, including approval of the Merger by its voting stockholders.

As of the date of the Merger, there were no material relationships between us or any of our affiliates and Amarantus, other than in respect of the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 2.01.                           Completion of Acquisition or Disposition of Assets

As used in this Current Report on Form 8-K, all references to the “Company,” “Jumpkicks”, “we,” “our” and “us” or similar terms, refer to Jumpkicks, Inc., including its predecessors and its subsidiaries, except where the context makes clear that the reference is only to Amarantus. Information about the Company and the principal terms of the Merger are set forth below.

Merger

The Merger. On May 25, 2011, in accordance with the Merger Agreement, Amarantus merged with and into our Acquisition Sub, and the stockholders of Amarantus received the right to receive a pro rata share of  1,820,000 shares of our common stock for each issued and outstanding share of Amarantus common stock and Amarantus Preferred Stock.  In connection with the merger, our Acquisition Sub changed its name to Amarantus Therapeutics, Inc.

Following the closing of the Merger on May 25, 2011, Richard Douglas, our former sole officer and director, canceled and returned all 10,000,000 shares of his common stock into the treasury.

As a result, following the Merger and the related transactions described herein, in exchange for 100% of the outstanding capital stock of Amarantus, the former common and preferred stockholders of Amarantus had the right to receive 1,820,000 shares of our common stock, which represents approximately 68% of our outstanding common stock following the Merger and related transactions.

There were 10,860,000 shares of our common stock outstanding before giving effect to the stock issuances in the Merger and the cancellation of shares by our former officer and director. Following these events, there were 2,680,000 shares of our common stock outstanding, including:

Shares                                           Held by:
1,820,000                                       Amarantus Shareholders
860,000                                          Existing shareholders

Accounting for the 25 for 1 forward split authorized by our board of directors following the Merger, there were a total of 67,000,000 shares of our common stock outstanding, including:

Shares                                           Held by:
45,500,000                                     Amarantus Shareholders
21,500,000                                     Existing shareholders

The shares of our common stock issued to former holders of Amarantus’ capital stock in connection with the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but were issued in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and/or Regulation D promulgated under that section, which exempts transactions by an issuer not involving any public offering. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. Certificates representing these shares contain a legend stating the same.

In connection with the Merger, we adopted Amarantus’ 2008 Stock Plan with all outstanding options and adopted an assumed certain convertible notes and warrants issued by Amarantus prior to the Merger. These matters are detailed in Schedule 4.3 to the Merger Agreement, which is f iled as Exhibit 2.1 hereto and incorporated herein by reference.

Prior to the Merger, there were no material relationships between us and Amarantus, or any of their respective affiliates, directors or officers, or any associates of their respective officers or directors.

General Changes Resulting from the Merger. We intend to carry on the business of Amarantus as our sole line of business going forward. Our Acqusition Sub, which changed its name to “Amarantus Therapeutics, Inc.” in connection with the Merger, will continue as our wholly-owned operating subsidiary going forward.  We will not continue any business operations associated with our prior business. We have relocated our principal executive offices to 675 Almanor Ave., Sunnyvale, CA, 94085 and our new telephone number is (408) 737-2734.

Pre-Merger stockholders of Amarantus will be required to exchange their existing Amarantus stock certificates for our certificates. Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the Financial Industry Regulatory Authority (“FINRA”). The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of May 25, 2011, our shares were quoted on the OTCBB under the symbol “JKIK.” We anticipate that our symbol will change in the near future as a result of an anticipated change in the Company’s name to “Amarantus BioSciences, Inc.”

The Merger and its related transactions were approved by the holders of a requisite number of shares of (i) Amarantus’ capital stockholders by written consent in lieu of a meeting, and (ii) JKIK Acquisition Corp.’s common stock by written consent in lieu of a meeting. All of Amarantus’ capital stockholders consented in writing to the Merger.

Changes to the Board of Directors and New Officers. Our sole officer and director immediately prior to the Merger, Richard Douglas, resigned from the board and from all offices.  Pursuant to the terms of the Merger Agreement, Martin D. Cleary, Chairman, together with Dr. John W. Commissiong, Gerald E. Commissiong, Arnold T. Grisham, Robert L. Harris and Eugene Mancino, were appointed as our new directors.   In addition, our board appointed Martin D. Cleary as our Chief Executive Officer, Dr. John Commissiong as our Chief Scientific Officer, Gerald E. Commissiong as our Chief Operating Officer, and Mar c E.  Faerber as our Chief Financial Officer, Treasurer, and Secretary.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

Accounting Treatment; Change of Control. The Merger is being accounted for as a “reverse merger,” as the stockholders of Amarantus  possess  majority voting control of the company immediately following the Merger and now control our board of directors. Amarantus is deemed to be the accounting acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations of Amarantus prior to the Merger will be reflected in the financial statements and will be recorded at the historical cost basis of Amarantus. Our consolidated financial statements after completion of the Merger will include the assets and liabilities of both companies, the historical operations of Amarantus, and our operations from the closing date of the Merger. Following the Merger our fiscal year-end has been changed from October 31 to December 31.As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of the Company occurred on May 25, 2011. Except as described herein, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a future change of control of the Company. We will continue to be a “small business issuer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Merger.

Forward-Looking Statements

This Current Report contains forward-looking statements. To the extent that any statements made in this Report contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties are outlined in “Risk Factors.”

Description of Our Company

We were incorporated as Jumpkicks, Inc. in the State of Delaware on August 3, 2007 to engage in the business of online retailing. We purchased and further developed a martial arts website (the “Site”). Through the Site, we provided content of interest to martial artists and sell products, such as uniforms, t-shirts, protective equipment, mats, and other equipment and accessories of interest to martial arts practitioners and instructors.  As a consequence of the Merger, we will no longer pursue this line of business. We have assigned related to this business to our former president who has agreed to indemnify us against any related liabilities.   As a result of the Merger, we will operate the business of Amarantus as our sole business going forward.

Description of Business and Plan of Operation

Overview

Amarantus BioSciences, Inc. is a California-based development-stage biotechnology company founded in January 2008. The Company focuses on developing its intellectual property and proprietary technology to develop drug candidates to treat human disease. The Company owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor (“MANF”).

MANF is a protein that corrects protein misfolding. Protein misfolding is one of the major causes of apoptosis (cell death).  This property provides a compelling rationale for the research & development of MANF-based products as therapeutics for human disease. Amarantus’ lead MANF product development effort is centered on a therapy for Parkinson ’s disease.

The Company also owns an inventory of 88 cell lines that the Company refers to as PhenoGuard Cell Lines. MANF was the first therapeutic protein discovered from a PhenoGuard Cell Line. The Company believes that it may identify additional therapeutic proteins from its inventory of PhenoGuard Cell Lines.

Principal Products

Amarantus’ philosophy is to acquire, in-license, discover and develop biologics with the potential to address critically important biological pathways involved in human disease. Since its inception, Amarantus has been focused on developing MANF as a therapeutic for Parkinson’s disease, and other apoptosis-related disorders. Our business plans are focused in these specific areas:

1.	Development of MANF to treat Parkinson’s disease
2.	Development of MANF to treat other apoptosis-related disorders
3.	Exploration of our PhenoGuard Cell Lines for therapeutic protein discovery
4.	Evaluation of external drug candidates for potential in-licensure or acquisition

MANF: Overview

The Company owns the intellectual property rights to a novel therapeutic protein called MANF acquired from EMS Development Group in 2008. MANF is a novel, endogenous, evolutionally conserved and widely expressed secreted human protein. The Company believes MANF is the first of a new class of therapeutic proteins that are secreted in response to stressful physiological conditions in the body.   MANF is believed have mechanisms of action that are fundamentally different from other therapeutic proteins; MANF decreases the activity of apoptosis-causing enzymes, corrects protein mis-folding and increases neurotransmitter release.

MANF: Development Plan

The Company will focus on developing MANF as a therapeutic protein for Parkinson’s disease with the intention of gaining Investigational New Drug Status with the FDA in order to initiate human clinical studies in the United States. The Company will gather further information on additional MANF applications and will evaluate product development programs as data becomes available.

For the next 12 months, Amarantus will focus its product development efforts on the completion of experiments in non-human primate models of Parkinson’s disease. This will provide the experimental rationale for moving forward into human clinical studies for the treatment of Parkinson’s disease.

Parkinson’s Disease Overview

Parkinson’s disease (PD) is a severe neurological disorder characterized by tremor, muscle rigidity, and an inability to walk with a steady gait.  PD was first reported by James Parkinson in 1817. It is currently widely accepted that PD is primarily associated with the degeneration of a specific set of dopaminergic (DA) neurons in the human brain located in the midbrain.  According to the NIH, symptoms begin to appear when 60-80% of these DA neurons have become dysfunctional or have died. Humans have roughly 1 million of these critical DA neurons in the midbrain that play a vital role in controlling motor functions such as walking, stability and overall muscle control. DA neurons release the neurotransmitter dopamine, which plays a critical role in motor function. When a person is diagnosed with PD, roughly 600,00 0 to 800,000 of these DA neurons have already degenerated or have died. The remaining DA neurons continue to degenerate as PD progresses until such a time when there aren’t enough DA neurons left for the body to function. PD progresses at different rates in different patients. Ultimately, every patient becomes incapable of functioning independently at a certain point in the progression of his or her PD . According to the NIH, it is estimated that at least 500,000 people are afflicted with this disorder in the United States. PD generally affects patients later in life, with an average onset age of 60. NIH estimates the total cost to the nation exceeds $6 billion annually.

Parkinson’s Disease  Market

According to a 2008 report generated by DataMonitor, there are over 1.5 million PD in the United States, Western Europe and Japan. It is widely accepted that with the increasing trend towards a longer lifespan coupled with the baby-boomer population approaching retirement, the incidence of Parkinson’s disease is likely to double by in the next 20 years.

Deep Brain Stimulation

Deep brain stimulation (DBS) is a surgical procedure used to treat the symptoms associated with Parkinson’s disease.  At present, the procedure is used only for patients whose symptoms cannot be adequately controlled with medications. DBS uses a surgically implanted, battery-operated medical device called a neurostimulator, which is similar to a heart pacemaker and approximately the size of a stopwatch, to deliver electrical stimulation to targeted areas in the brain that control movement.

Unlike previous surgeries for PD, DBS does not damage healthy brain tissue by destroying nerve cells.  Instead the procedure blocks electrical signals from targeted areas in the brain.  Thus, if newer, more promising treatments develop in the future, the DBS procedure can be reversed.  Stimulation from the neurostimulator is adjustable without further. Although most patients still need to take medication after undergoing DBS, many patients experience considerable reduction of their PD symptoms and are able to greatly reduce their medications.  The amount of reduction varies from patient to patient but can be considerably reduced in most patients.

Competition: Disease-modifying Treatment in Development

There are several disease-modifying treatments under development seeking to address the key unmet medical need in Parkinson’s disease treatment.

A. MedGenesis licensed GDNF protein rights from Amgen in January 2010. GDNF is a promising disease-modifying therapy for Parkinson’s Disease.

B. Ceregene reported Phase II data in 2010 of their neurturin gene therapy, showing improvement in Parkinson’s symptoms (UPDRS) at 18 months vs. placebo. Genzymed licensed ex-US rights to this product.  Ceregene is currently planning an additional Phase II study.

C. Amsterdam Molecular has a preclinical GDNF gene therapy program under an exclusive license from Amgen for GDNF in gene therapy.

MANF b elongs to this category of therapies. Effective disease modifying treatments that becomecommercially available would dramatically affect the PD market, shifting the market from symptomatic drugs in favor of new disease modifying treatments and potentially growing the overall market

Manufacture of GMP quality MANF

The Company will outsource the manufacturing of the MANF Parkinson’s Disease product to a Contract Manufacturing Organization (“CMO”), with special capabilities to manufacture biological drug candidates for submission and clinical testing under Food & Drug Administration (“FDA”) guidelines.

Distribution & Marketing

Amarantus intends to develop its drug candidates and utilize its deep industry connections to effect partnering transactions with biopharmaceutical drug companies seeking to strategically fortify pipelines and fund the costly clinical development required to achieve successful commercialization. As such, Amarantus does not anticipate selling products directly into the marketplace, rather it will effect partnering transaction which will give the Company a distribution and marketing partner to sell its products into the marketplace, allowing the company to focus on the research and product development which represent the Company’s core competencies.

Regulatory Compliance

Drug Development and distribution in the biotechnology and pharmaceutical industries in the United States is heavily regulated by the FDA. These regulations and policies relate to the safety and efficacy of drug candidates being developed for the US market. These regulations and policies are continually being updated to reflect the current state of the art in our understanding of science and human biology. The Affordable Healthcare for America Act passed in 2010 is an example of how the landscape in the healthcare and biotechnology space is continually evolving and subject to significant political influence.

The FDA imposed requirements represent a critical component to the overall development plan for Amarantus’ drug development candidates. Management will use all resources available to it to ensure that the Company develops its drug candidates in compliance with all applicable laws and regulations.

Intellectual Property

1. EU MANF Composition of Matter Patent
2. US MANF Composition of Matter Patent Application
3. US MANF Method of Use Patent Application
4. EU MANF Method of Use Patent Application
5. Japanese Method of Use Patent Application
6. Canadian Method of Use Patent Application
7. Chinese MANF Method of Use Patent Application
8. Indian MANF Method of Use Patent Application
9. Brazilian MANF Method of Use Patent Application
10. PCT Neurodegenerative disorders Method of Use Patent Application

Personnel

Amarantus has 4 employees, and is currently operating as a virtual company. Amarantus’ current internal departments include Business Development, Finance, Research & Development and Administration. Amarantus is led by a management team that includes an engineer, a scientist, an accountant and an executive. The Company intends to expand its management team as operations ramp up to include additional technical staff required to achieve its business objectives.

Description of Property

The Company leases 3 separate locations. The company leases 250 sq ft of office space in the Parkinson’s Institute & Clinical Research Center located at 675 Almanor Ave, Sunnyvale, CA 94085, which is currently its corporate headquarters on a month to month basis. The Company leases approximately 100 sq ft of office space at the Regus HQ/Business center located at 6200 Stoneridge Mall Rd, Pleasanton CA 94588. This lease expires in July 2011. The company leases lab and office space under a sponsored-research agreement at the Molecular Medicine Research Institute located at 525 Del Rey Ave, Suite B, Sunnyvale, CA 94085 on a month to month basis.

Legal Proceedings

We are not a party to any pending legal proceedings. Pursuant to the terms of the Merger, responsibility for any liability emerging from our pre-merger business relies wholly with our pre-merger management.

Management’s Discussion and Analysis

Results of Operations For Amarantus Therapeutics, Inc. For The Fiscal Years Ended December 31, 2010 and December 31, 2009

During the fiscal year ended December 31, 2010, Amarantus generated $192,408 in revenue and incurred $1,414,923 in operating expenses, resulting in a loss from operations of $1,222,515. Operating expenses consisted of research and development costs of $490,428 and general and administrative expenses of $924,495. During the fiscal year ended December 31, 2010, Amarantus incurred interest expense of $79,410, an expense of $73,996 related to a change in fair value of warrant and derivative liabilities, and experienced other income of $168,360.  Amarantus’ net loss for the year ended December 31, 2010 was $1,207,561.

In June of 2010, Amarantus repurchased certain notes from a convertible debt holder for a lump sum payment of $100,000. This transaction resulted in the release of the noteholder’s security interest the intellectual property, as well as the cancellation of certain warrants related to the notes.

In December of 2010, Amarantus entered into a convertible debt arrangement with certain investors which had a related security interest in the intellectual property attached to it. Amarantus believes the likelihood of attracting investment from investors not related to the December 2010 notes is low, thus limiting the investor pool the Company would seek to attract funding from. The security interest in the notes was released in May, 2011 in exchange for certain additional financial and other consideration.

During the fiscal year ended December 31, 2009, Amarantus generated no revenue and incurred 288,186 in operating expenses. Operating expenses consisted of research and development costs of $16,018 and general and administrative expenses of $272,168. During the fiscal year ended December 31, 2009, Amarantus incurred interest expense of $73,846, income of $6,667 related to a change in fair value of warrant and derivative liabilities, and experienced other income of $49,175.  Amarantus’ net loss for the year ended December 31, 2009 was $306,190.

Inflation adjustments have had no material impact on the Company.

Off-balance-sheet arrangements.

Pursuant to the terms of certain contractual agreements, we have agreed to compensate certain vendors for services rendered contingent upon the occurrence of future financings.  These transactions are described more fully under Liquidity and Capital Resources, below, and in Note 12 to our financial statements.  These obligations are not reflected in our accounts and represent an off balance sheet liability contingent upon achieving the respective funding levels specified in the relevant agreements.

Results of Operations For Amarantus Therapeutics, Inc. For The Three Months Ended March 31, 2011 and March 31, 2010

During the three months ended March 31, 2011, Amarantus generated $178,308 in revenue and incurred $643,640 in operating expenses, resulting in a loss from operations of $465,332. Operating expenses consisted of research and development costs of $237,422 and general and administrative expenses of $406,218. During the three months ended March 31, 2011, Amarantus incurred interest expense of $59,843 and income of $38,045 related to a change in fair value of warrant and derivative liabilities.  Amarantus’ net loss for the three months March 31, 2011 was $487,130.

During the three months ended March 31, 2010, Amarantus generated no revenue and incurred $152,769 in operating expenses, resulting in a loss from operations of $152,769. Operating expenses consisted of research and development costs of $17,640 and general and administrative expenses of $135,129. During the three months ended March 31, 2010, Amarantus incurred interest expense of $8,189 other expense of $107,421 related to a change in fair value of warrant and derivative liabilities.  Amarantus’ net loss for the three months March 31, 2010 was $268,379.

Liquidity and Capital Resources

As of March 31, 2011, Amarantus had current assets in the amount of $71,730, consisting of $12,157 in cash and cash equivalents and $59,573 in prepaid expenses and other current assets.  As of March 31, 2011, Amarantus had current liabilities in the amount of $1,873,311, consisting of $1,326,346 in accounts payable, $38,165 in accrued liabilities, $287,462 in related party liabilities, $162,250 representing the current portion of derivative liabilities, and $59,088 representing the current portion of convertible promissory notes.  As of March 31, 2011, Amarantus had a working capital deficit in the amount of $1,801,581.

Currently, we owe the principal amount of $220,000 to a total of five (5) investors who were issued Convertible Promissory Notes under the terms of a Convertible Promissory Note Agreement dated December 13, 2010 and amended on March 23, 2011 as follows:

Principal Amount	Issue Date	Maturity Date
$100,000	12-13-10	12-13-12
$25,000	4-11-11	4-11-13
$35,000	4-15-11	4-15-13
$10,000	4-22-11	4-22-13
$50,000	4-27-11	4-27-13

These notes bear interest at a rate of 5% per annum, with all principal and accrued interest payable on the maturity date.  Principal and unpaid accrued interest due under these notes shall be automatically converted into our equity securities at the closing of our next equity financing in which the gross proceeds exceed $1,000,000 (the “Next Equity Financing”), based on a conversion price equal to one-third of the price per share of the stock sold to outside investors in the Next Equity Financing. If the Next Equity Financing does not occur on or before the maturity date, the principal and unpaid accrued interest can be converted at our option into shares of our most recently closed equity financing, based on a conversion price equal to one-third of the price per share of the most recently closed equity financing.

In addition, we also currently owe the principal sum of $41,537.10 to Molecular Medicine Research Institute (“MMRI”), who was issued a series of Convertible Promissory Notes under the terms of a Note and Warrant Purchase Agreement as follows:

Principal Amount	Issue Date	Maturity Date
$16,037.50	11-1-10	11-1-11
$4,250.00	12-1-10	12-1-11
$4,250.00	1-1-11	1-1-12
$4,250.00	2-1-11	2-1-12
$4,250.00	3-1-11	3-1-12
$4,250.00	4-1-11	4-1-12
$4,250.00	5-1-11	5-1-12

These notes bear interest at a rate of 5% per annum, with all principal and accrued interest payable on demand by the holder on or after the maturity date.  Principal and unpaid accrued interest due under these notes shall be converted, at the option of the holder, into our equity securities at the closing of our next equity financing in which the gross proceeds exceed $1,000,000 (the “Next Equity Financing”), based on a conversion price equal to the price per share of the stock sold to outside investors in the Next Equity Financing. If the Next Equity Financing does not occur on or before the maturity date, the principal and unpaid accrued interest can be converted at our option into a new class of equity securities to be designated “Series A Preferred Stock,” with the conversion price per share to be based upon a “pre-money” valuation of the company at that time of $2,000,000.

We are currently party to a Sponsored Research Agreement with MMRI under which we are provided office and laboratory space, use of research equipment, and other items within MMRI’s research facility in exchange for a monthly Sponsor Research Fee.  The notes detailed above, in conjunction with certain warrants to purchase stock, were issued in payment of 50% of the respective monthly fees due under this agreement.  We intend to continue to issue additional notes and warrants in this fashion to MMRI on a monthly basis.

We also owe the principal sum of $412,500 to a total of eight (8) investors who were issued Secured Convertible Promissory Notes under the terms of a Senior Secured Convertible Promissory Note Agreement dated December 28, 2010, as amended May 20, 2011 as follows:

Principal Amount	Issue Date	Maturity Date
$125,000	12-28-10	12-6-11
$62,500	12-28-10	12-6-11
$100,000	4-15-11	4-15-12
$25,000	4-18-11	4-18-12
$25,000	5-13-11	5-13-12
$50,000	5-19-11	5-19-12
$25,000	5-24-11	5-24-12
$25,000	5-24-11	5-24-12

Principal and interest, accrued at the rate of 5% per annum, are due and payable on December 6, 2011, unless earlier converted into equity securities of the company. Principal and unpaid accrued interest shall be converted, at the option of the holder, into equity securities of the company at the closing of our next equity financing in which gross aggregate proceeds to the Company exceed $1,750,000 and the Company registers its stock for sale pursuant to the Securities and Exchange Act of 1934. The conversion price shall be equal to one-third of the price per share of this financing. If this financing does not occur on or before the maturity date, the principal and unpaid accrued interest can be converted, at the option of the holders of a majority of the aggregate principal amount of the senior secured convertible promissory notes, into common stock of the Company. Additional information regarding these notes can be found in Note 6 to our financial statements. These notes were formerly secured by collateral consisting of substantially all assets of the company.  Under the May 20, 2011 amendment to the Senior Secured Convertible Promissory Note Agreement, this security interest was terminated.  Under the terms of the agreement as amended, we may not incur any indebtedness for borrowed money except pursuant to an agreement that provides that repayment of such indebtedness will be subordinated to repayment of the Notes.  In addition, we may not encumber any of our property during such time as the Notes remain due and owing.

In addition, we owe the principal sum of $12,240 to The Parkinson’s Institute, which was issued a Convertible Promissory Note under the terms of a Note and Warrant Purchase Agreement dated August 25, 2010.  This note bears interest at a rate of 5% per annum, with all principal and accrued interest payable on demand by the holder on or after the maturity date of August 25, 2012. Principal and unpaid accrued interest due under this note shall be automatically converted into our equity securities at the closing of our next equity financing in which the gross proceeds exceed $1,000,000 (the “Next Equity Financing”), based on a conversion price equal to the price per share of the stock sold to outside investors in the Next Equity Financing. If the Next Equity Financing does not occur on or before the maturity date, the principal and unpaid accrued interest can be converted at our option into a new class of equity securities to be designated “Series A Preferred Stock,” with the conversion price per share to be based upon a “pre-money” valuation of the company at that time of $2,000,000.

In addition, pursuant to the terms of certain contractual agreements, we have agreed to compensate certain vendors for services rendered contingent upon the occurrence of future financings as follows:

Future financing with proceeds of at least:	Agreement	Amount due
$1,000,000	Data Transfer Agreement with Prof. Mart Saarma	$50,000
$1,250,000	Intellectual Property Assignment with EMS Development Group, LLC	20,000
$1,500,000	Consulting Agreement with Keelin Reeds Partners	26,000
$2,000,000	Data Transfer Agreement with Prof. Mart Saarma	50,000
$5,000,000	Intellectual Property Assignment with EMS Development Group, LLC	50,000
$6,000,000	Intellectual Property Assignment with EMS Development Group, LLC	20,000
Total		$216,000

These transactions are described more fully in Note 12 to our financial statements, including a reference to contingent obligations reflected in the financial statements.  These obligations are not reflected in the accounts of the company and represent an off balance sheet liability contingent upon achieving the respective funding level.

In connection with certain liabilities incurred in connection with our March 5, 2008 acquisition of the intellectual property rights to the MANF protein compound, we have an outstanding Promissory Note issued as follows:

Note Payable To:	Amount	Due Date
Neurotrophics, Inc.	$222,083.20	3-5-15

This note bears interest at the rate of 2% per annum.  Additional details regarding these liabilities can be found in Note 12 to our financial statements.

Currently, we have material commitments to complete certain animal studies related to a contract executed with the Michael J. Fox Foundation for Parkinson’s Research in April 2010. We have received grant funding from the Michael J. For Foundation to complete such animal studies.

We will need to raise significant financing in order to continue to operate and execute our business plan. It will cost roughly $1,000,000 to complete our next major milestone. Additionally, we will need ongoing operating capital to retain employees, pay creditors and going expenses, as well as execute non-core aspects of our business plan, which management believes will yield significant value to its shareholders.

The success of our business plan during the next 12 months and beyond is contingent upon us generating sufficient revenue to cover our costs of operations, or upon us obtaining additional financing. Should our revenues be less than anticipated or our expenses be greater than anticipated, then we may seek to obtain business capital through the use of private equity fundraising or shareholders loans. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all. Similarly, there can be no assurance that we will be able to generate sufficient revenue to cover the costs of our business operations. Amarantus will use all commercially-reasonable efforts at its disposal to raise sufficient capital to run its operations on a go forward basis.

Amarantus was founded in 2008 to advance novel therapies for human disease. We were seeking to raise capital from new investors when the financial-collapse of 2008 resulted in a prolonged depression. This financial collapse dramatically altered the financing environment for biotechnology companies seeking to access the capital markets to obtain financing to advance their research and development activities. The trend of difficult access to the capital markets has continued through to the current fundraising environment and has been evidenced by reduced pricing and lower capital raises in many biotechnology-related initial public offerings.

We have been successful in raising convertible note financing from various individual investors over the last several months. This is an encouraging trend that the Company expects to continue as we continue operations. The Company will use commercially-reasonable efforts going forward to raise equity financing and other financing instruments to raise sufficient capital to continue operations and meet major milestones for the Company.

Compliance with Environmental Laws

We are unaware of and do not anticipate having to expend significant resources to comply with any environmental laws or regulations.

Critical Accounting Policies

Our significant accounting policies are described in Note 3 of the Financial Statements.

Going Concern

We are a development stage company engaged in biotechnology research and development. We have suffered recurring losses from operations since inception, have a working capital deficit, and have generated negative cash flow from operations.  For these reasons, our auditors have raised a substantial doubt about our ability to continue as a going concern.

RISK FACTORS

The following are certain identifiable risk factors for Amarantus’s business operations.  Risk factors related to our former business operations have been excluded but can be found in prior filings with the Securities and Exchange Commission.

Risks Related to Our Financial Condition and Business Model

Because have incurred significant losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future, face a relatively high risk of business failure.

We are a development stage company with limited operating history. To date, we have focused primarily on developing our lead product candidate, MANF. As of March 31, 2011, we had an accumulated deficit of approximately $2.8 million.

We have devoted most of our financial resources to research and development, including our non-clinical development activities and clinical trials. To date, we have financed our operations exclusively through equity, debt and grants. To date, none of our product candidates have been commercialized, and if our product candidates are not successful or if revenues are insufficient following marketing approval, we will not achieve profitability and our business may fail. Even if we successfully obtain regulatory approval to market our product candidate also dependent upon the size of the markets outside of the United States, as well as our ability to obtain market approval and achieve commercial success.
We expect to continue to incur substantial and increased expenses as we expand our research and development activities and advance our clinical programs. We also expect an increase in our expenses associated with preparing for the potential commercialization of MANF and creating additional infrastructure to support operations as a public company. As a result of the foregoing, we expect to increase losses and negative cash flows for the foreseeable future.

Because our ability to generate revenues is contingent upon our ability to commercialize our product candidates, we may never be profitable.

Our ability to generate revenue and achieve profitability depends on our ability, alone or with collaborators, to successfully complete the development, obtain the necessary regulatory approvals and commercialize our product candidates. We do anticipate generating revenues from sales of our products. Our ability to generate future revenues from product sales depends heavily on our success in:

• completing the clinical development of MANF,
• obtaining regulatory approval for MANF; and
• launching and commercializing MANF, including building a hospital-directed sales force and collaborating with third parties.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to predict the timing or amount of increased expenses, when, or if, we will be able to achieve or maintain profitability. In addition, our expenses could increase beyond expectation perform studies in addition to those that we currently anticipate.  Even if one or more of our product candidates is approved for commercial sale, we anticipate incurring significant costs associated with commercializing any approved product candidate. Even if we are able to generate revenues from the sale of our products, we may obtain additional funding to continue operations.

Because we have a limited operating history, it will be difficult to predict our future performance or to evaluate our business and prospects.

Since inception, our operations have been primarily limited to organizing and staffing our company, developing our technology and undertaking preclinical studies and clinical trials for our product candidates.  Consequently, any predictions you make about our future success or viability or evaluation of our business and prospects may not be accurate.

Because we may sell additional equity or debt securities to fund our operations, our existing stockholders may experience substantial dilution and restrictions may be imposed on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which would result in dilution to all of our stockholders or impose restrictive covenants that adversely impact our business. The sale of additional equity or convertible debt securities would result in the issuance of additional shares of our capital stock and dilution to all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected and we may not be able to meet our debt service obligations.

If we do not obtain significant additional financing, we will be unable to implement our business expansion plans may be unable to continue as a going concern.

Because of governmental regulations affecting the biotechnology industry, our ability to successfully bring our products to market and to generate revenues will be difficult to predict in advance.

Regulation by governmental authorities in the U.S. and foreign countries is a significant factor in the development, manufacture, and expected marketing of our drug product candidates and in our ongoing research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any drug product candidates developed. We anticipate that all of our drug product candidates will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any of our drug product candidates, our ability to receive product revenues, and our liquidity and capital resources.

The FDA’s Modernization Act codified the FDA’s policy of granting “fast track” review of certain therapies targeting “orphan” indications and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Orphan indications are defined by the FDA as having a prevalence of less than 200,000 patients in the U.S. We anticipate that certain diseases which could potentially be treated using our technology could qualify for fast track review under these revised guidelines. There can be no assurances, however, that we will be able to obtain fast track designation and, even with fast track designation, it is not guaranteed that the total review process will be faster or that approval will be obtained, if at all, earlier than would be the case if the drug product candidate had not received fast-track designation.

Before obtaining regulatory approvals for the commercial sale of any of our products under development, we must demonstrate through preclinical studies and clinical trials that the product is safe and efficacious for use in each target indication. The results from preclinical studies and early clinical trials might not be predictive of results that will be obtained in large-scale testing. Our clinical trials might not successfully demonstrate the safety and efficacy of any product candidates or result in marketable products.

In order to clinically test, manufacture, and market products for therapeutic use, we will have to satisfy mandatory procedures and safety and effectiveness standards established by various regulatory bodies. In the U.S., the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated there under, and other federal and state statutes and regulations govern, among other things, the testing, manufacture, labeling, storage, record keeping, approval, advertising, and promotion of our current and proposed product candidates. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources.

The steps required by the FDA before new drug products may be marketed in the U.S. include:
 Completion of preclinical studies the, submission to the FDA of a request for authorization to conduct clinical trials on an investigation al new drug application or IND which must become effective before clinical trials may commence adequate and well-controlled clinical trials to establish and confirm the safety and efficacy of a drug candidate submission to the FDA of a new drug application or NDA for the drug candidate for marketing approval and review and approval of the NDA by the FDA before the product may be shipped or sold commercially.

In addition to obtaining FDA approval for each product, each product manufacturing establishment must be registered with the FDA and undergo an inspection prior to the approval of an NDA. Each  manufacturing facility and its quality control and manufacturing procedures must also conform and adhere at all times to the FDA’s GMP regulations. In addition to preapproval inspections, the FDA and other government agencies regularly inspect manufacturing facilities for compliance with these requirements. If, as a result of these inspections, the FDA determines that any equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product approval, the FDA may seek civil, criminal, or administrative sanctions and/or remedies against us, including the suspension of the manufacturing operations. Manufacturers must expend substantial time, money and effort in the area of production and quality control to ensure full technical compliance with these standards.

Preclinical testing includes laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results are submitted to the FDA as a part of an IND which must become effective prior to commencement of clinical trials. Clinical trials are typically conducted in three sequential phases following submission of an IND. Phase 1 represents the initial administration of the drug to a small group of humans, either patients or healthy volunteers, typically to test for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism, excretion and clinical pharmacology, and, if possible, to gain early evidence of effectiveness. Phase 2 involves studies in a small sample of the actual intended patient population to assess the efficacy of the drug for a specific indication, to determine dose tolerance and the optimal dose range and to gather additional information relating to safety and potential adverse effects. Once an investigational drug is found to have some efficacy and an acceptable safety profile in the targeted patient population, Phase 3 studies are initiated to further establish clinical safety and efficacy of the therapy in a broader sample of the general patient population, in order to determine the overall risk-benefit ratio of the drug and to provide an adequate basis for any physician labeling. During all clinical studies, we must adhere to Good Clinical Practice, or GCP, standards. The results of the research and product development, manufacturing, preclinical studies, clinical studies and related information are submitted in an NDA to the FDA.

The process of completing clinical testing and obtaining FDA approval for a new drug is likely to take a number of years and require the expenditure of substantial resources. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA. Even after initial FDA approval has been obtained, further studies, including post-market studies, might be required to provide additional data on safety and will be required to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested and approved. Also, the FDA will require post-market reporting and might require surveillance programs to monitor the side effects of the drug. Results of post-marketing programs might limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling or a change in manufacturing facility, an NDA supplement might be required to be submitted to the FDA.

The rate of completion of any clinical trials will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the trial, the availability of alternative therapies and drugs, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on us.

We do not know whether our IND for future products or the protocols for any future clinical trials will be accepted by the FDA. We do not know if our clinical trials will begin or be completed on schedule or at all. Even if completed, we do not know if these trials will produce clinically meaningful results sufficient to support an application for marketing approval. The commencement of our planned clinical trials could be substantially delayed or prevented by several factors, including:

A limited number of and competition for suitable patients with particular types of disease for enrollment in clinical trials delays or failures in obtaining regulatory clearance to commence a clinical trial delays or failures in obtaining sufficient clinical materials delays or failures in reaching agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites and  delays or failures in obtaining Institutional Review Board or IRB approval to conduct a clinical trial at a prospective site.

The completion of our clinical trials could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment

•	failure of patients to complete the clinical trial

•	unforeseen safety issues

•	lack of efficacy during clinical trials

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols

•	inability to monitor patients adequately during or after treatment and

•	regulatory action by the FDA for failure to comply with regulatory requirements

Failure to comply with applicable FDA requirements may result in a number of consequences that could materially and adversely affect us. Failure to adhere to approved trial standards and GCPs in conducting clinical trials could cause the FDA to place a clinical hold on one or more studies which would delay research and data collection necessary for product approval. Noncompliance with GCPs could also have a negative impact on the FDA’s evaluation of an NDA. Failure to adhere to GMPs and other applicable requirements could result in FDA enforcement action and in civil and criminal sanctions, including but not limited to fines, seizure of product, refusal of the FDA to approve product approval applications, withdrawal of approved applications, and prosecution.

 Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in foreign countries must be obtained prior to the commencement of marketing of the product in those countries. The requirements governing the conduct of clinical trials and product approvals vary widely from country to country, and the time required for approval might be longer or shorter than that required for FDA approval. Although there are some procedures for unified filings for some European countries, in general, each country at this time has its own procedures and requirements. There can be no assurance that any foreign approvals would be obtained.

In most cases, if the FDA has not approved a drug product candidate for sale in the U.S., the drug product candidate may be exported for sale outside of the U.S. only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. Specific FDA regulations govern this process.

In addition to the regulatory framework for product approvals, we and our collaborative partners must comply with federal, state, and local laws and regulations regarding occupational safety, laboratory practices, the use, handling and disposition of radioactive materials, environmental protection and hazardous substance control, and other local, state, federal and foreign regulation. All facilities and manufacturing processes used by third parties to produce our drug candidates for clinical use in the United States must conform to GMPs. These facilities and practices are subject to periodic regulatory inspections to ensure compliance with GMP requirements. Their failure to comply with applicable regulations could extend, delay, or cause the termination of clinical trials conducted for our drug candidates. The impact of government regulation upon us cannot be predicted and could be material and adverse. We cannot accurately predict the extent of government regulation that might result from future legislation or administrative action.

Risks Related to Clinical Development and Commercialization

Because our product candidate, MANF, is still under clinical development and may not obtain regulatory approval or be successfully commercialized, we face a high risk of business failure.

We have not marketed, distributed or sold any products. The success of our business depends primarily upon our ability to develop and commercialize MANF. There is no guarantee that our clinical trials will be completed, or if completed, will be successful.

Any delay in obtaining, or inability to obtain, regulatory approval would prevent us from commercializing MANF, generating revenues and achieving profitability. If any of these events occur, we may be forced to abandon our development efforts for MANF, which would have a material adverse effect on our ongoing operations.

If we experience delays in our clinical trials, we could experience increased costs and our ability to obtain regulatory approval and commence product sales may be jeopardized or delayed.

We may experience delays in clinical trials of our product candidates. Our planned clinical trials may not begin on time, have an effective design, enroll a completed on schedule, if at all. Our clinical trials can be delayed for a variety of reasons, including:

• inability to raise funding necessary to initiate or continue a trial;
• delays in pharmacokinetic studies required prior to Phase 3 initiation;
• delays in obtaining regulatory approval to commence a trial;
• delays in reaching agreement with the FDA on final trial design;
• imposition of a clinical hold following an inspection of our clinical trial operations or trial sites by the FDA or other regulatory authorities;
• delays in reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites;
• delays in obtaining required institutional review board approval at each site;
• delays in recruiting suitable patients to participate in a trial;
• delays in the testing, validation, manufacturing and delivery of the device components of our product candidates;
• delays in having patients complete participation in a trial or return for post-treatment follow-up;
• clinical sites dropping out of a trial to the detriment of enrollment;
• time required to add new clinical sites; or
• delays by our contract manufacturers to produce and deliver sufficient supply of clinical trial materials.

If initiation or completion of the clinical trials are delayed for our product candidates for any of the above reasons, our development costs may increase, our approval process could be delayed and ability to commercialize and commence sales of our product candidates could be materially harmed, which could have a material adverse effect on our business.

If our product candidates cause adverse effects, their regulatory approval could be delayed or prevented, or the scope of any approved label or market acceptance could be limited.

Adverse events, or AEs, caused by our product candidates could cause us, other reviewing entities, clinical study sites or regulatory authorities to interrupt, delay or halt clinical studies and could result in the denial of regulatory approval. If serious adverse events, SAEs, are observed in any of our clinical studies, our ability to obtain regulatory approval may be impacted.

Further, if our products cause serious or unexpected side effects after receiving market approval, a number of potentially significant negative consequences could result, including:

• regulatory authorities may withdraw their approval of the product or impose restrictions on its distribution in a form of a modified Risk Evaluation and Mitigation Strategy, or REMS;
• regulatory authorities may require the addition of labeling statements, such as warnings or contraindications;
• we may be required to change the way the product is administered or conduct additional clinical studies;
• we could be sued and held liable for harm caused to patients; or
• our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing our product candidates.

Because we cannot predict whether or when we will obtain regulatory approval to commercialize MANF after the completion of our clinical trials, we cannot predict the timing of any future revenue from MANF.

We cannot commercialize MANF until the appropriate regulatory authorities, such as the FDA, have reviewed and approved the product candidate. The regulatory agencies may not complete their review processes regulatory approval for MANF. Additional delays may result if MANF is taken before an FDA Advisory Committee which may recommend restrictions on approval or recommend non-approval. In addition, there could be additional government regulation from future legislation or administrative action, or changes in regulatory agency policy during the period of product development, clinical studies and the review process.

Because we will still face extensive regulatory requirements even if we obtain regulatory approval for AMRS001 and our other product candidates, and our products may face future development and regulatory difficulties.

Even if we obtain regulatory approval in the United States, the FDA may still impose significant restrictions on the indicated uses or marketing of our product candidates, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. MANF and our other product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, and other post-market information. The holder of an approved NDA is obligated to monitor and report AEs and any failure of a product to meet the specifications in the NDA. The holder of an approved NDA may obtain FDA approval for certain changes to the approved product, product labeling or manufacturing process. Advertising and promotional materials must comply with FDA rules and are subject to FDA and applicable federal and state laws.
In addition, manufacturers of drug products and their facilities are subject to payment of user fees and continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices, or GMP, and adherence to commitments may discover previously unknown problems with a product, such as AEs of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose on the manufacturing facility, including requiring recall or withdrawal of the product from the market or suspension of manufacturing.

If we fail to comply with applicable regulatory requirements following approval of our product candidate, a regulatory agency may:

• issue a warning letter asserting that we are in violation of the law;
• seek an injunction or impose civil or criminal penalties or monetary fines;
• suspend or withdraw regulatory approval;
• suspend any ongoing clinical trials;
• refuse to approve a pending NDA or supplements to an NDA submitted by us;
• seize product; or
• refuse to allow us to enter into supply contracts, including government contracts.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenues.

Because we may never obtain approval for or commercialize our products outside of the United States even if we obtain FDA approval for MANF in the United States, our ability to realize their full market potential could be limited.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in another country. Approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation. Seeking foreign regulatory approval could result in difficulties and costs for us and require additional non-clinical studies or clinical trials which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, or if regulatory approval in international will be reduced and our ability to realize the full market potential of our products will be harmed.

Because MANF and our other product candidates will require Risk Evaluation and Mitigation Strategies (REMS), our costs to commercialize them may be significantly higher than expected.

The FDA Amendments Act of 2007 implemented safety-related changes to product labeling and require the adoption of REMS. The REMS may include requirements for special labeling or medical publications to health care professionals and restrictions on distribution and use. While we have received information from the FDA regarding certain aspects of the required REMS for MANF, we cannot predict the FDA’s approval of MANF. Depending on the extent of the REMS requirements, our costs to commercialize MANF may increase significantly.

If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by and/or licensed to us. We may be subject to intellectual property litigation and infringement claims by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Risks Related to Our Reliance on Third Parties

If we experience certain manufacturing issues, our product and regulatory approval costs could increased or commercialization could be delayed.

As we scale up manufacturing of our product candidates and conduct required stability testing, product, packaging, equipment and process-related issues may require refinement or resolution in order to proceed with our planned clinical trials and obtain regulatory approval for commercial marketing.

Because we have no experience manufacturing MANF on a clinical or commercial scale and do not own or operate a manufacturing facility, we may be unable to arrange for the successful commercial supply of MANF.

We do not currently have any agreements with third party manufacturers for the clinical or commercial manufacture of MANF. We may not be able to enter into agreements for commercial supply of MANF with third party manufacturers, or may be unable to do so on acceptable terms.

Reliance on third party manufacturers entails risks to which we would not be subject if we manufactured the product candidates ourselves, including the possible breach of the manufacturing agreements by the third parties because of factors beyond our control; and the possibility of termination or nonrenewal of the agreements by the third party to the manufacturing agreement or based on their own business priorities.

Risks Related to Commercialization of Our Product Candidates

Because the commercial success of MANF and our other product candidates will depend upon the acceptance of these products by the medical community, including physicians, patients and health care payors, our products may not gain broad market acceptance.

The degree of market acceptance of any of our product candidates will depend on a number of factors, including:

• demonstration of clinical safety and efficacy compared to other products;
• the relative convenience, ease of administration and acceptance by physicians, patients and health care payors;
• the prevalence and severity of any AEs;
• limitations or warnings contained in the FDA-approved label for MANF;
• availability of alternative treatments;
• pricing and cost-effectiveness;
• the effectiveness of our or any future collaborators’ sales and marketing strategies;
• our ability to obtain hospital formulary approval;
• our ability to obtain and maintain sufficient third party coverage or reimbursement; and
• the willingness of patients to pay out-of-pocket in the absence of third party coverage.

If AMRS001 is approved, but does not achieve an adequate level of acceptance by physicians, patients and health care payors, we may not generate sufficient revenue from AMRS001 and we may not become or remain profitable.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We currently do not have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost- effectiveness of doing so. In order to market any products that may be approved, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements to enter into strategic partnerships with third parties to commercialize our product candidates.

To date, we have not entered into any strategic partnerships for any of our product candidates. We face significant competition in seeking appropriate strategic partners, and these strategic partnerships can be intricate and time consuming to negotiate and document. We may not be able to negotiate strategic partnerships and are unable to predict when, if ever, we will enter into any strategic partnerships because of the numerous risks and uncertainties associated with establishing strategic partnerships. Our strategy for MANF is to collaborate with third parties to promote the product to healthcare professionals and third party payors in the United States. Our future collaboration partners, if any, may not dedicate sufficient resources to our product candidates or may otherwise fail in their commercialization due to factors beyond our control. If we are unable to establish effective collaborations to enable the sale of our product candidates to the geographical regions, including the United States, that will not be covered by our own marketing and sales force, or if our potential future collaboration partners do not successfully commercialize our product, revenue from product sales will be adversely affected.

If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate sufficient product revenue and may not become profitable. We will be competing with many companies that currently have extensive and a well-funded marketing team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

If we obtain approval to commercialize our products outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If our product candidates are approved for commercialization, we intend to enter into agreements with third parties to market MANF outside the United States. We expect that we will be subject to additional risks in those business relationships, including:

• different regulatory requirements for drug approvals in foreign countries;
• reduced protection for intellectual property rights;
• unexpected changes in tariffs, trade barriers and regulatory requirements;
• economic weakness, including inflation, or political instability in particular foreign economies and markets;
• compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;
• foreign taxes, including withholding of payroll taxes;
• foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;
• workforce uncertainty in countries where labor unrest is more common than in the United States;
• production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and
• business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters including earthquakes, typhoons, floods and fires.

If we are unable to compete effectively, our product candidates may not reach their commercial potential.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates obtain FDA approval, they will compete with a number of existing and future pharmaceuticals and drug delivery devices developed and manufactured by fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private use.

It is possible that any of these competitors could develop or improve technologies or products that would render our product candidates obsolete or non-competitive, which could adversely affect our revenue potential. Key competitive factors affecting the commercial success of our product candidates are likely to be efficacy, safe dosing, price and reimbursement.

Uncertainties regarding healthcare reform and third-party reimbursement may impair our ability to raise capital, form collaborations and if any of our product candidates become marketable, sell such products.

The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare through various means may harm our business. For example, in some foreign markets, the pricing or profitability of healthcare products is subject to government control. In the United States, there have been, and we expect there will continue to be, a number of federal and state proposals to implement similar government control. The implementation or even the announcement of any of these legislative or regulatory proposals or reforms could harm our business if any of our product candidates become marketable by reducing the prices we or our partners are able to charge for our products (if marketable), impeding our ability to achieve profitability, raise capital or form collaborations.  In addition, the availability of reimbursement from third-party payers determines, in large part, the demand for healthcare products in the United States and elsewhere. Examples of such third-party payers are government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products and third-party payers are increasingly challenging the prices charged for medical products and services. If we succeed in bringing one or more products to the market, reimbursement from third-party payers may not be available or may not be sufficient to allow us to sell such products on a competitive or profitable basis.

Risks Related to Our Business Operations and Industry

If the current disruptions in the financial markets continue, our ability to obtain financing on favorable terms (or at all) could be adversely affected.

The U.S. credit markets have recently experienced historic dislocations and liquidity disruptions which have caused financing to be unavailable in many cases and, even if available, have caused the cost of prospective financings to increase. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers able to find financing less attractive, and in many cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the debt and equity markets may negatively impact our ability to access financing on favorable terms or at all. In addition, Federal legislation to deal with the current disruptions in the financial markets could have an adverse affect on our ability to raise other types of financing.

If we do not achieve our projected development goals in the time frames we announce and expect, the credibility of our management and our technology may be adversely affected and, as a result, the price of our common stock may decline.

For planning purposes, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission of regulatory filings.

From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones will be based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stockholders may lose confidence in our ability to meet these milestones and, as a result, the price of our common stock may decline.

If we experience business interruptions due to natural disasters, the process of developing our products and our sales could be disrupted.

Our headquarters is located in the San Francisco Bay Area, near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We are also vulnerable to other types of natural disasters and other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance. Any losses or damages we incur could have a material adverse effect on our business operations.

If we are unable to retain key executives and to attract, retain and motivate qualified personnel, we will not succe e d.

We are highly dependent on principal members of our executive team, the loss of whose services may adversely impact the achievement of our objectives. While each of our executive officers, any of them could leave our employment at any time, as all of our employees are “at will” employees. Recruiting and retaining other qualified employees for our business will be critical to our success. There is currently a shortage of skilled executives in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the company may not be able to attract and retain personnel on acceptable terms given the competition among numerous pharmaceutical companies for individuals with similar skill sets. In addition, failure to succeed in clinical trials may affect our ability to recruit and retain qualified personnel. The inability to recruit or loss of the services of any executive or key employee might impede the progress of our research, development and commercialization objective

Because we will need to expand our organization, we may experience difficulties in managing this growth, which could disrupt our operations.

As of March 31, 2011, we had 4 full-time employees. As our company matures, we expect to expand our employee base to increase our managerial, scientific and engineering, operational, sales, marketing, financial and other resources and to hire more consultants and contractors. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize MANF and our other product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

If successful product liability claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval exposes us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;
•	withdrawal of clinical study participants;
•	costs due to related litigation;
•	distraction of management’s attention from our primary business;
•	substantial monetary awards to patients or other claimants;
•	the inability to commercialize our product candidates; and
•	decreased demand for our product candidates, if approved for commercial sale.

Amarantus does not currently have product liability insurance. Product liability insurance coverage must be sufficient to reimburse us for any expenses or losses we may suffer. Insurance coverage is becoming increasingly expensive If and when we obtain marketing approval for our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain product liability insurance on commercially reasonable terms or in adequate amounts. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could adversely affect our results of operations and business.

Because we have just begin to operate as a public company, we will incur significant increased costs and our management will be required to devote substantial time to new compliance initiatives.

 As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, as well as rules subsequently implemented by the Securities and Exchange Commission, or SEC, and the NASDAQ Global Market have imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain our current levels of such coverage.

As a public company, we will be subject to the requirements of Section 404 of the Sarbanes-Oxley Act. If we are unable to comply with Section 404 in a timely manner, it may affect the reliability of our internal control over financial reporting. Assessing our staffing and training procedures to improve our internal control over financial reporting is an ongoing process. We are not currently required to comply with Section 404 of the Sarbanes-Oxley Act and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting.

We have been and will continue to be involved in a substantial effort to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. We cannot be certain at this time whether our measures to improve internal controls will be successful, that we will be able to successfully complete the procedures, certification and attestation requirements of Section 404 or that we or our independent registered public accounting firm will not identify material weaknesses in our internal control over financial reporting. If we fail to comply with the requirements of Section 404, it may affect the reliability of our internal control over financial reporting and negatively impact the quality of disclosure to our investors. If we or our independent registered public accounting firm identify and report a material weakness, it could adversely affect our stock price.

Because we do not intend to pay dividends on our common stock, any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock.

Because we became a public company through a reverse acquisition, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a reverse acquisition. Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) held
Martin D. Cleary	65	Chief Executive Officer, Chairman of the Board
Gerald E. Commissiong	29	Chief Operating Officer, Director
Dr. John W. Commissiong	67	Chief Scientific Officer, Director
Marc E. Faerber	56	Chief Financial Officer, Treasurer, Secretary
Arnold T. Grisham	64	Director
Robert L. Harris	67	Director
Eugene Mancino	54	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Martin D. Cleary. Mr. Cleary currently serves as Chairman and CEO of Amarantus BioSciences, Inc., a biotech company. Mr. Cleary is also Chairman of the Board of Directors of Fish Nature, Inc., a company developing high tech products for the sport fishing industry. Since 2005 he has also served as a member of the Board of Directors and Chairman of the Audit Committee of Mela Sciences, Inc., a public company (MELA), developing a medical device for the diagnosis of melanoma. Previously, Mr. Cleary served as the Chairman and CEO of Juvaris BioTherapeutics, Inc., an immunotherapeutic vaccine company, which he founded in 2003. From 1999 to 2002, Mr. Cleary was President, CEO and Director of a gene therapy company, Genteric, Inc. From 1996 until its merger with Boston Scientific Corporation in 1998, Mr. Cleary was co-founder, CEO and Director of CardioGene Therapeutics, Inc., a cardiovascular gene therapy company. From 1993 to 1994, Mr. Cleary was President and CEO of Theragen, a diversified gene-therapy company, which merged with GenVec, Inc. From 1994 to 1996, Mr. Cleary served on the Board of Directors of GenVec. From 1986 to 1993, Mr. Cleary was Group Vice President and CFO of Cytogen Corporation, a biotech company. Prior to that, Mr. Cleary held several senior management positions with Johnson & Johnson, Inc. over a 14-year career, including Vice President of Operations at Johnson & Johnson's IOLAB Corporation from 1980 to 1986. Mr. Cleary received a BS in accounting from Rutgers University in 1971 and a certificate in international studies from Columbia University in 1973. We believe Mr. Cleary's qualifications to serve on our Board of Directors include his experience in leading complex enterprises and his experience as a senior executive.

Gerald E. Commissiong. Mr. Commissiong has served as the Chief Operating Officer and a Director of Amanrantus since April of 2011.  Mr. Commissiong was the co-founder and original President and CEO of Amarantus, which was formerly known as CNS Protein Therapeutics, Inc.  Mr. Commissiong has been critical to the development of Amarantus since its founding in 2008 .  He was instrumental in sourcing the seed funding for the company in 2008, assisted in developing a strategic corporate development pathway that involved the recruitment of relevant expertise, identification of appropriate development strategy, liaising with expertise to define development pathway, creation of a technological mitigation strategy and the identification of appropriate funding partners with a strategic interest in the Company’s technology. Mr. Commission g also recruited senior executives to the Board of Directors to guide the company’s growth and generated its official marketing materials, including investor brochures, corporate handouts, email newsletters and other materials necessary to raise awareness of the company.  Prior to co-founding Amarantus, Mr. Commission g played professional football for the Calgary Stampeders of the Canadian Football League.  Mr. Commissiong holds a B .S. degree in Management Science and Engineering with a focus Financial Decisions from Stanford University.

Dr. John W. Commissiong.  Dr. Commissiong has served as the Chief Scientific Officer and a Director of Amarantus since co-founding the company in 2008 .  From 2000 through 2008 Dr. Commissiong served as the CSO of Neurotrophics Inc & Prescient Neuropharma Inc. Dr. Commissiong has been focused on the discovery of novel neurotrophic factors for the treatment of neurodegenerative diseases as well as understanding the fundamental underlying biology of protoplasmic type-1 astrocytes that secrete neurotrophic factors. He was Chief of the Neural Transplantation Unit, NINDS-NIH, from 1989-94 where his research focused on identifying therapeutic approaches to spinal cord injury. Dr. Commissiong was Head of the Neurotrophic Factors Group, NINDS-NIH, from 1994-97 where he focused on developing technologies to systematically identify novel neurotrophic factors with applications for specific Central Nervous System disorders. He co-founded Prescient Neuropharma in 1999, and discovered MANF in 2003. MANF is currently in preclinical development for the treatment of Parkinson's disease.  The work pioneered by Dr. Commissiong has led to significant advancements in the field of astrocyte-neuron biology. Dr. Commissiong believes that a fundamental understanding of astrocyte-neuron interactions in the Central Nervous System will lead to a new generation of therapies to treat brain-related disorders.

Dr. Commissiong did his Postdoctoral work in the Lab Preclin Pharmac, NIMH-NIH, concentrating on the application of quadrupole mass spectrometry in the analysis of neurotransmitters. He holds a Ph.D. in Neurophysiology from the University of Southampton, an M.Sc. in Biochemical Pharmacology from the University of Southampton, and a B.S. in Biology and Chemistry from the University of the West Indies.

Marc E. Faerber.  Mr. Faerber has served as the Chief Financial Officer of Amarantus since May 2009. In addition, Mr. Faerber has worked as an independent business and financial advisor since 2001 to the present.  In that capacity, he provides financial, business and strategic advisory services to various startup entities, including medical device, biotechnology, software and alternative energy related companies.  His services and experience include facilitating startups in establishing appropriate internal controls, developing administrative procedural processes, writing and critiquing business plans and strategies, preparation of company presentations, short term financial operating plans, and long term strategic financial planning, assisting organizations with seeking financing and rendering advice in various negotiations related to merger and acquisitions, distribution rights, technology licensing and other business structural issues, and review and implementation of internal control structures in support of Sarbanes Oxley compliance.  Mr. Faerber is a licensed CPA (Inactive) in California and was a Certified Valuation Analyst from 2004 through 2007.  He holds a B.S. in Business Administration from Providence College and has done  course work towards a M.S. in Taxation at Golden Gate University.

 Arnold T. Grisham.  Mr. Grisham has served as a member the Board of Directors of Amarantus since November 2010.   Arnold Grisham currently serves as the executive chairman of Tri-Valley Bank in San Ramon, CA. In January 2008, Grisham joined the Federal Reserve Bank of San Francisco as a member of the Board of Directors. Mr. Grisham has an extensive banking background, spanning nearly 28 years.  Mr. Grisham was the organizing founder of Torrey Pines Bank in 2006.  His banking background also includes positions as president, chief operating officer and chief lending officer of Civic Bank of Commerce, where he was also a board member of the bank and the holding company, Civic Bancorp.  Prior to that, he spent 18 years at Wells Fargo & Company, rising to Executive Vice President and managing increasingly complex operations. Mr. Grisham strongly believes in giving back to the community and in 2002, he and his daughter, Kristine, established the "Last Mile Foundation" through a family company. The primary focus of the Foundation is to help students who have already raised 80% to 90% of their college costs, but have exhausted all available sources of funding, to complete their financial needs. Mr. Grisham has also lectured to employee groups and professional organizations on leadership and mentoring subjects.

His other activities include serving as an Advisory Board m ember of The United Negro College Fund of Northern California, as a member of the Executive Leadership Council in Washington, D.C. and as a Board member of Children's Hospital of Oakland. Grisham is a graduate of DePaul University, where he also earned his M.B.A. in Finance.

Robert L. Harris.  Mr. Harris has served as a member of the Board of Directors of Amarantus since December 2010.   Harris is a retired vice president of Environmental, Health, Safety, Technical and Land Services at Pacific Gas and Electric Company. where he worked from September 1972 to January 2007. He graduated from San Francisco State University in 1965 and received his Juris Doctor degree from the University Of California School of Law at Berkeley (Boalt Hall) in 1972. He was admitted to the California State Bar in December 1972 and argued and won a case in the United States Supreme Court in 1985. Harris also completed the Harvard Graduate School of Business Advanced Management Program and the Management Development Program at Duke University's School of Business. For five years, Harris was selected by Ebony magazine as one of the "100 Most Influential Blacks in America" (1980, 1992, 1993, 1994 and 1995).

Eugene Mancino.  Mr. Mancino has been a member of the Board of Directors of Amarantus since September 2009. Mr. Mancino has successfully concluded a broad range of search assignments exclusively in the life sciences industry since 1979.  His clients have included international pharmaceutical corporations as well as emerging biotechnology companies. Mr. Mancino is qualified to advise both development stage and fully integrated biopharma companies with respect to operational management, strategic leadership and corporate governance. Mr. Mancino’s corporate development and investment network is well established in the industry. Gene is a founding partner in the life sciences search firm of Mancino Burfield Edgerton where his practice specialty is executive management, including Board Directors, Chief Executive Officer, President, Chief Operating Officer, Chief Business Officer, VP’s of Business Development, Sales & Marketing and Clinical/Medical Affairs.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have seven directors.  Pursuant to the terms of the Merger Agreement, Martin D. Cleary, Chairman, together with Dr. John W. Commissiong, Gerald E. Commissiong, Arnold T. Grisham, Robert L. Harris, and Eugene Mancino, who prior to the Merger were the directors of Amarantus, were appointed as our directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers, except that two of our officers and directors, Dr. John Commissiong and Gerald Commissiong, are father and son.

Meetings of Our Board of Directors

Our board of directors did not hold any meetings during the most recently completed fiscal year end. Various matters were approved by consent resolution, which in each case was signed by each of the members of the Board then serving.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Our Board of Directors, which performs the functions of an audit committee, currently has two members who would qualify as an “audit committee financial expert” within the definition of Item 407(d)(5)(ii) of Regulation S-K, Mr. Cleary and Mr. Grisham.   Marc Faerber, our CFO, Secretary, and Treasurer, attends all meetings of the Board of Directors, including those meetings at which the board is performing those functions which would generally be performed by an audit committee.  Mr. Faerber is a licensed CPA ( I nactive) in California.  Mr. Faerber is experienced in facilitating startups in establishing appropriate internal controls, developing administrative procedural processes, and review and implementation of internal control structures in support of Sarbanes Oxley compliance.  Mr. Faerber is technically proficient concerning GAAP, SEC and IRS rules and reporting, and in addressing internal control issues and assuring SOX compliance.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Compensation Discussion and Analysis

Our current compensation system consists of a combination of cash compensation and stock option and purchase agreements which allow our executive officers and directors to purchase common stock at set prices.

The services of our CEO, and Chairman of the Board, Martin D. Cleary, are provided under the terms of an Executive Services Agreement dated August 10, 2009 and amended February 8, 2011.  Under the agreement with Mr. Cleary, as amended, Mr. Cleary currently receives compensation in the amount of $16,666.66 per month. He is currently receiving a salary of $7,000 per month from the Company and is accruing $9,666.66 per month in consulting fees in order to allow the Company to continue focus more of its capital resources on its ongoing business endeavors.  This Executive Services Agreement also includes a change of control clause whereby we shall pay Mr. Cleary a bonus of 5% of the gross proceeds to us resulting from a change of control. Upon his election and in his sole discretion, and in lieu of the change of control bonus, we shall issue to him shares of common stock equal to 2.5% of our fully diluted capitalization as of the date of termination of the agreement. The goal of these arrangements is to provide, within the constraints of our limited financial resources, a monthly cash compensation commensurate with Mr. Cleary’s executive experience, qualifications, and reputation.  The change in control provisions are designed to reward Mr. Cleary in the event of a change in control transaction which brings value to the company and its shareholders in a manner that is linked to the total value realized in the transaction.

Our Chief Operating Officer, Gerald Commissiong, receives monthly salary of $6,000.  Our Chief Scientific Officer, Dr. John Commissiong, receives a monthly salary of $6,000.  Our Chief Financial Officer, Marc Faerber, receives a monthly salary of $5,000, plus consulting fees of $135 per hour for services provided.  The goal of these arrangements is to provide the officers principally responsible for our scientific research and daily operations such compensation for their time and efforts as is appropriate in light of our currently limited capital resources and relatively early stage of business development. All of the executive officers receive reasonable and customary health benefits through a health benefits plan administered by Trinet.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for executive officers.  Our officers and certain consultants receive stock options at the discretion of our Compensation Committee and Board of Directors, either through our 2008 Stock Plan or otherwise at the discretion of our board of directors.

Each of our executive officer and director has been granted one or more Stock Option Agreements under the 2008 Stock Plan under which they have the right to acquire a certain number of shares of our common stock at a set price, which is typically $0.147 per share (older stock options have an exercise price of $0.05 per share).  These options vest at a rate of either 1/12 or 1/24 of the purchasable shares for each month of continuous service by the officer or director following the date of the agreement.  The goal of these agreements is two-fold: (1) to provide our officers and directors with an incentive to remain in service to the company and to continuously aid in its growth and development, and (2) to provide an incentive to work over a period of time to increase the total value of the company to its investors and shareholders.

Our four named executive officers were each also issued Restricted Stock Purchase Agreements under the 2008 Stock Plan under which they have the right to acquire a certain number of shares of our common stock at a set price of $0.147 per share.  Shares purchased under these agreements are subject to a “repurchase right” under which , at any time during the 90 days following the individual’s departure from the company, w e have the right to repurchase some or all of the shares at the original purchase price paid by the individual.  Under these agreements, 25% of the shares “vest” free of the repurchase right on the date of the agreement, with the remaining 75% of the shares “vesting” free of the repurchase right in equal increments over the 36 months following the date of the agreement.  The goals of these agreements are similar to those of the Stock Option Agreements, but with a greater emphasis placed on incentivizing longevity of service on the part of our four named executive officers.

Our plans with regard to executive stock options and similar arrangements are currently under review by the Compensation Committee and the full Board of Directors in light of our becoming a public company. We may consider additional options issues and/or the adoption of a new stock option plan during the current fiscal year.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin D. Cleary, C hief Executive Officer and Chairman of the Board	2010 2009	200,000 79,167	- -	- -	3,750 -	- -	- -	- -	203,750 79,167
Gerald E. Commissiong, Chief Operating Officer, Director	2010 2009	45,000 -	- -	- -	- -	- -	- -	- -	45,000 -
Dr. John W. Commissiong, Chief Scientific Officer, Director	2010 2009	48,829 -	- -	- -	- -	- -	- -	- -	48,829 -
Marc Faerber, Chief Financial Officer, Treasurer, Secretary	2010 2009	85,660 17,739	- -	- -	1,250 -	- -	- -	- -	86,910 17,739
Richard Douglas, former sole officer and director	2010 2009	- -	- -	- -	- -	- -	- -	- -	- -

Narrative Disclosure to the Summary Compensation Table

During the fiscal year ended December 31, 2010, our named executive officers each received cash compensation as detailed above.  In addition, our CEO and CFO were each issued Stock Option Agreements under the 2008 Stock Plan.  On March 23, 2010, our CEO was issued a Stock Option Agreement under which he was granted the right to acquire 75,000 shares of our common stock at an exercise price of $0.05 per share.  These options vest at a rate of either 1/12 of the purchasable shares for each month of continuous service by Mr. Cleary following the date of the agreement.  On March 23, 2010, our CFO was issued a Stock Option Agreement under the 2008 under which he was granted the right to acquire 25,000 shares of our common stock at an exercise price of $0.05 per share.  These options vest at a rate of 1/12 of the purchasable shares for each month of continuous service by Mr. Faerber following the date of the agreement.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Martin D. Cleary, C hief Executive Officer and Chairman of the Board	75,000	75,000	-	0.05	3/23/2020	-	-	-	-
Gerald E. Commissiong, Chief Operating Officer, Director	-	-	-	-	-	-	-	-	-
Dr. John W. Commissiong, Chief Scientific Officer, Director	-	-	-	-	-	-	-	-	-
Marc Faerber, Chief Financial Officer, Treasurer, Secretary	25,000	25,000	-	0.05	3/23/2020	-	-	-	-
Richard Douglas, former sole officer and director	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Martin D. Cleary	-	-	3,750	-	-	-	3,750
Gerald E. Commissiong	-	-	-	-	-	-	-
Dr. John W. Commissiong	-	-	-	-	-	-	-
Arnold T. Grisham	-	-	-	-	-	-	-
Robert L. Harris	-	-	-	-	-	-	-
Eugene Mancino	40,000	-	2,500	-	-	-	42,500
Kenneth Colemman, former director of Amarantus	30,000	-	2,500	-	-	-	32,500
Richard Douglas, former director	0	0	0	0	0	0	0

Narrative Disclosure to the Director Compensation Table

Generally, our named executive officers who are also directors do not receive separate compensation for their service on the board.  The stock option award to Mr. Cleary reflects the option award discussed above with regard to his service as CEO.  In 2010, director Eugene Mancino received cash compensation of $40,000, together with a stock option grant for 50,000 shares of common stock at $0.05 per share, vesting over 12 months.  Kenneth Coleman, who resigned from our board in 2010, received $30,000 in cash compensation together with a stock option grant for 50,000 shares of common stock at $0.05 per share, vesting over 12 months.

Employment Agreements with Current Management

With the exception of the Executive Services Agreement with our C EO a nd Chairman of the Board, Martin D. Cleary, as discussed above, we do not have any employment agreements with our current officers and directors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our capital stock by each executive officer and director, by each person known by us to beneficially own more than 5% of any class of Stock and by the executive officers and directors as a group. Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 67,000,000 shares of Common Stock issued and outstanding following the Merger and the related events described herein.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common Stock	Martin D. Cleary 320 Pheasant Run Drive Danville, CA 94506	2,328,500(2)	3.48%
Common Stock	Gerald E. Commissiong 190 Ryland St., #1223 San Jose, CA 95110	7,709,885(3)	11.51%
Common Stock	Dr. John W. Commissiong 1269 Lakeside Dr., #1103 Sunnyvale, CA 94085	19,846,925(4)	29.62%
Common Stock	Marc Faerber 6132 Crater Lake Court Pleasanton, CA 94588	1,086,625(5)	1.62%
Common Stock	Arnold T. Grisham 7831 Hansom Drive Oakland, CA 94605	310,475(6)	0.46%
Common Stock	Robert L. Harris 4082 Sequoyah Road Oakland, CA 94605	310,475(7)	0.46%
Common Stock	Eugene Mancino 111 West Street Belle Mead , NJ 08502	620,695(8)	0.93%
Total of All Current Directors and Officers:		32,213,580	48.08%

Other more than 5% Beneficial Owners
Common Stock	Patrick W. Hopper 3800 Howard Hughes Pkwy. Ste. 800 Las Vegas, NV 89169	7,761,650
Common Stock	Ascendant Partners, LLC 112 Serpentine Dr Morganville, NJ 07751	6,051,425(9)	9.42%
Common Stock	Seahawk Capital Partners, Inc. 122 E. 42nd St #2900 New York, NY 10168	6,312,500(10)	9.42%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

(2)
The total for Mr. Cleary includes 863,484 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Cleary’s departure from the company.

(3)
The total for Mr. Gerald Commissiong includes 523,912 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Commissiong’s departure from the company.  In addition, the total for Mr. Commissiong includes 217,585 shares which he has the option to acquire within the next 60 days at a price of $0.147 per share.

(4)
The total for Mr. John Commissiong includes 660,455 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Commissiong’s departure from the company.

(5)
The total for Mr. Faerber includes 523,912 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Faerber’s departure from the company.

(6)
The total for Mr. Grisham includes 310,475 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Grisham’s departure from the company.

(7)
The total for Mr. Harris includes 129,361 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Harris’s departure from the company.

(8)
The total for Mr. Mancino includes 620,695 shares acquired under a Restricted Stock Purchase Agreement which currently may be re-purchased by the company at the original purchase price at any time during the 90 days following Mr. Mancino’s departure from the company.

(9)	Richard Galterio is the Managing Member of Ascendant Partners, LLC and, in that capacity, has the authority to direct voting and investment decisions with regard to its shares of common stock.
(10)
Joseph Moscato and Michael Caridi are the President and Secretary/ Treasurer of Seahawk Capital Partners, Inc., respectively, and in those capacities, they have the authority to direct voting and investment decisions with regard to its shares of common stock. The total listed above does not include additional shares of common stock issuable to Seahawk Capital Partners, Inc. under the terms of the Secured Convertible Promissory Note, as Amended, in the principal amount of $62,500 owed to this shareholder. Principal and unpaid accrued interest due under the note shall be converted at the option of the holder into equity securities of the company at the closing of our next equity financing in which gross aggregate proceeds to the company exceed $1,750,000 and the company registers its stock for sale pursuant to the Securities and Exchange Act of 1934. In addition, the total for Seahawk Capital Partners, Inc. does not include shares which may be acquired under a warrant issued in connection with the most recent amendment to the Secured Convertible Promissory Note.  Under the warrant, this shareholder has the right to acquire additional shares of common stock at the closing of our next equity financing in which gross aggregate proceeds to the company exceed $1,750,000.  The exercise price for the warrant will be equal to share price in the qualifying equity financing.  The number of share purchasable under the warrant will be determined by dividing the balance due under the note by the exercise price.

Certain Relationships and Related Transactions and Director Independence

With the exception of the Merger, and except as set forth below, none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction over the last two years or in any presently proposed transaction which, in either case, has or will materially affect us:

1.	The services of our C EO a nd Chairman of the Board, Martin D. Cleary, are provided under the terms of an Executive Services Agreement dated August 10, 2009 and amended February 8, 2011.

2.
In connection with certain liabilities incurred in connection with our March 5, 2008 acquisition of the intellectual property rights to the MANF protein compound, we have an Promissory Note issued as follows:

Note Payable To:	Amount	Due Date
Neurotrophics, Inc.	$222,083.20	3-5-15

Dr. John Commissiong, our CSO and a Director, also founded Neurotrophics, Inc., a Canadian company, in 2003.  Gerald Commissiong is our COO and a Director.  Further information regarding these liabilities is contained in Note 12 to our financial statements.

3.
At a meeting held October 26, 2010, our board of directors approved royalty rights for our founders, Gerald Commissiong and John Commissiong, under which they will receive a 2.5% (1.25% each for Gerald Commissiong and John Commissiong) royalty from the gross commercial revenue of patents derived from the our proprietary PhenoGuard platform technology, including patents associated with the MANF Protein and related gene.

Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., we believe that  Arnold T. Grisham, Robert L. Harris and Eugene Mancino are our independent directors.

Item 3.02.                           Unregistered Sales of Equity Securities

In connection with the Merger, each share of Amarantus’ issued and outstanding common stock and each share of Amaratus’ issued and outstanding preferred stock immediately prior to the closing of the Merger was converted into the right to receive a pro-rata share of a total of 1,820,000. Therefore, 1,820,000 shares of our common stock were issued to the former holders of capital stock of Amarantus on as of the effective date of the Merger in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act. Immediately following the Merger, we authorized a forward split of 25 shares for each share of our common stock issued and outstanding at the time of the split.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. Immediately following the Merger and the subsequent events reported herein, there were 67,000,000 shares of our common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series

We currently have no shares of Preferred Stock issued and outstanding.

Registration Rights

We have not agreed to file a registration statement for any of the shares issued in connection with the Merger.

Market Price and Dividends

Prior to the Merger, Amarantus has always been a privately-held company. There has never been a public market for the securities of Amarantus.  Amarantus has never declared or paid any cash dividends on its capital stock.  In addition, there has never been a trading market for Amarantus’s common stock.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the DCGL and our bylaws.

Under the governing Delaware statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Delaware law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Trading Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As of May 25, 2010, our shares were quoted on the OTCBB under the symbol “JKIK.” We anticipate that our symbol will change in the near future as a result of the change in the Company’s name to “Amarantus Biosciences , Inc.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2010
Quarter Ended	High $	Low $
March 31, 2010	n/a	n/a
June 30, 2010	n/a	n/a
September 30, 2010	$0.10	$0.04
December 31, 2010	n/a	n/a

Fiscal Year Ending December 31, 2009
Quarter Ended	High $	Low $
March 31, 2009	n/a	n/a
June 30, 2009	n/a	n/a
September 30, 2009	n/a	n/a
December 31, 2009	n/a	n/a

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Co.

Item 5.01.                           Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02.                           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Merger, Richard Douglas resigned as our sole officer and director. There were no known disagreements with the departing officer and director on any matter relating to our operations, policies, or practices. Pursuant to the terms of the Merger Agreement, our new directors and officers are as set forth herein. Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.03.                           Amendments to Articles of Incorporation; Change in Fiscal Year.

Subsequent to the merger between us and Amanrantus, on May 25, 2011, our board of directors and our shareholders approved a change in the name of the Company to “Amarantus BioSciences, Inc.”

Prior to the Merger, our fiscal year end was October 31 and the fiscal year end for Amarantus was December 31.  Accordingly, and following the interpretive guidelines of the Commission, we have elected to formally change our fiscal year end to match its accounting predecessor’s fiscal year end. On May 25, 2011, the Board of Directors of the Company acted by unanimous written consent to change the Company’s fiscal year end from October 31 to December 31. As a result of the interpretive guidelines of the Commission mentioned above, no transition report is required in connection with such change in fiscal year end.

Item 9.01.                           Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the audited financial statements of Amarantus Therapeutics, Inc., a Delaware corporation, for the fiscal years ended December 31, 2010 and 2009, and the unaudited financial statements of Amarantus Therapeutics, Inc., a Delaware corporation, for the three month periods ended March 31, 2011 and 2010, are filed in this Current Report on Form 8-K as Exhibit 99.1.

(b) Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Current Report on Form 8-K as Exhibit 99.2.

(c) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement and Plan of Merger
3.1	Certificate of Incorporation, as amended
3.2	Bylaws
10.1	Senior Secured Convertible Promissory Note Agreement
10.2	Second Amendment to Senior Secured Convertible Promissory Note Agreement
10.3	Convertible Promissory Note Agreement as Amended March 23, 2011
10.4	Note and Warrant Purchase Agreement – Molecular Medicine Research Institute
10.5	Sponsored Research Agreement
10.6	Note and Warrant Purchase Agreement – The Parkinson’s Institute
10.7	Promissory Note – Neurotrophics, Inc.
10.8	Intellectual Property Assignment
10.9	Data Transfer Agreement
10.10	Consulting Agreement with Keelin Reeds Partners
10.11	Executive Services Agreement, as Amended
10.12	Sublease
10.13	MJFF Research Grant Terms and Conditions
10.14	2008 Stock Plan
10.15	Letter of Agreement with Argot Partners, LLC
99.1
Audited financial statements of Amarantus Therapeutics, Inc. for the fiscal years ended December 31, 2010 and 2009, and the unaudited financial statements of Amarantus Therapeutics, Inc. for the three month periods ended March 31, 2011 and 2010

99.2
Unaudited condensed combined pro forma balance sheets as of December 31, 2010 and October 31, 2010 and as of December 31, 2009 and October 31, 2009 and unaudited condensed combined pro forma statements of operations for the years ended December 31, 2010 and October 31, 2010 and for the years ended December 31, 2009 and October 31, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 3 , 2010	Amarantus Biosciences, Inc.

By: /s/ Martin D. Cleary
Martin D. Cleary
Chief Executive Officer